                           EXHIBIT 11

         STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
             (in thousands except per share amounts)

                        For The Three Months Ended September 30,
                                   1994                   1993
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              12,161      12,161      11,634      11,634
  Shares available under
     options                   357         357         472         498
  Issuable upon conversion
     of debentures             -         4,221         -         4,221
                           -------     -------     -------     -------
                            12,518      16,739      12,106      16,353
                           =======     =======     =======     =======

Weighted average common
  and common equivalent
  shares outstanding        12,518      16,739      12,106      16,353
                           =======     =======     =======     =======


Net earnings               $ 3,101     $ 3,101     $11,360     $11,360
Interest expense, net,
  on debentures                -           728         -           736
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $ 3,101     $ 3,829     $11,360     $12,096
                           =======     =======     =======     =======

Per share                  $   .25     $   .23     $   .94     $   .74
                           =======     =======     =======     =======

                               EXHIBIT 11

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                  (in thousands except per share amounts)

                               For The Six Months Ended September 30,
                                   1994                   1993
                                        Fully                   Fully
                           Primary     Diluted     Primary     Diluted

Weighted average shares
outstanding:
  Common stock              12,099      12,099      11,580      11,580
  Shares available under
     options                   352         352         457         506
  Issuable upon conversion
     of debentures             -         4,221         -         4,221
                           -------     -------     -------     -------
                            12,451      16,672      12,037      16,307
                           =======     =======     =======     =======

Weighted average common
  and common equivalent
  shares outstanding        12,451      16,672      12,037      16,307
                           =======     =======     =======     =======


Net earnings               $ 8,104     $ 8,104     $19,492     $19,492
Interest expense, net,
  on debentures                -         1,455         -         1,340
                           -------     -------     -------     -------
Net earnings applicable
  to common stock          $ 8,104     $ 9,559     $19,492     $20,832
                           =======     =======     =======     =======

Per share                  $   .65     $   .57     $  1.62     $  1.28
                           =======     =======     =======     =======

